Exhibit 99.1

McGrath RentCorp Announces Results for First Quarter 2006; EPS Increases 7% to $0.31 for the Quarter Rental Revenues Increase 10%

    LIVERMORE, Calif.--(BUSINESS WIRE)--May 4, 2006--McGrath RentCorp (Nasdaq:MGRC) today announced revenues for the quarter ended March 31, 2006, of $57.9 million, an increase of 9%, compared to $52.9 million in the first quarter 2005. The Company reported net income for the first quarter 2006 of $7.8 million, or $0.31 per diluted share, compared to $7.2 million, or $0.29 per diluted share, in the first quarter 2005.
    The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS No. 123R") effective January 1, 2006, which requires the expensing of employee stock options at estimated fair value. First quarter 2006 results included $0.8 million of non-cash stock compensation expense required under SFAS No. 123R.
    The Company's Mobile Modular division reported an increase in total revenues of 24% from $26.7 million in first quarter 2005 to $33.1 million in first quarter 2006, with improvement in both rental and sales revenues. Rental revenues increased 13%, or $2.4 million to $21.4 million, offset by lower rental margins resulting in gross profit on rents increasing 8% to $13.4 million. Lower rental margins were due to $1.0 million higher repair and maintenance expense, primarily due to the preparation of California classroom inventory for the upcoming school year, and $0.4 million higher depreciation expense due to the 14% increase in average rental equipment. Sales revenues increased $2.2 million with gross profit increasing $0.4 million. Total gross profit increased 13% from $15.1 million in first quarter 2005 to $17.1 million in first quarter 2006. Selling and administrative expenses increased $1.7 million to $6.3 million in the first quarter 2006, primarily due to higher personnel and benefit costs to support increased business levels. Mobile Modular's selling and administrative expenses include $0.6 million of non-cash stock compensation expense related to the adoption of SFAS No. 123R. Allocated interest expense increased $0.5 million due to higher average interest rates experienced by the Company. As a result, Mobile Modular's pre-tax income decreased 2% to $9.1 million from $9.3 million in the first quarter 2005.
    For the Company's TRS-RenTelco division, first quarter 2006 pre-tax income increased to $4.0 million from $1.9 million in 2005 primarily due to 8% higher rental revenues of $18.3 million compared to $16.9 million in the first quarter 2005 and $1.1 million lower depreciation expense. The depreciation decrease was due to the determination in April 2005 to extend the useful lives on two models of test equipment (quarterly impact of $0.6 million), the selling of underutilized equipment and rental equipment becoming fully depreciated, offset by new equipment purchases.
    "I was very pleased by our growth in revenues year over year, particularly as the majority of growth came from rental revenues in both our electronics and modular businesses. Our first quarter results reflect a 10% increase in rental revenues from a year ago," stated Dennis Kakures, President & CEO.
    "TRS-RenTelco's first quarter increase in rental revenues from a year ago is reflective of improving market conditions and a broader range of product segments experiencing increased business activity. This momentum has continued into April and we are hopeful that 2006 is shaping up to be a much stronger year than in 2005. At the end of the first quarter, utilization stood at just under 71% compared to 62% a year ago. This is reflective of both our proactive selling of underutilized equipment during 2005, as well as the increased business activity year over year. We are actively purchasing test equipment to support the increased demand we are seeing.
    "Mobile Modular's increase in rental revenues over the first quarter of last year is primarily related to classroom shipments in the third and fourth quarters of 2005. We should experience a full 12 months of rental revenues in 2006 on the great majority of the orders shipped in the second half of 2005. In Florida, student population growth, class size reduction, our hybrid classroom product and the phasing out of older model code portable classrooms are continuing to support our strong growth. 2006 has started off very nicely as we continue to experience strong order levels and an expanding base of school district customers. It's important to note that for the 2006 - 2007 school year under the class size reduction statute in Florida, school districts are required to meet class size limits based on the average number of students per class at the school level as compared to the district level which had been the standard since the program was implemented in the 2003 - 2004 school year. In the 2008 - 2009 school year, school districts will be required to meet the average class size at the individual classroom level. These requirements could have a very favorable impact on market demand for modular classrooms.
    "In California, our commercial activity has been strong to date in 2006. We are seeing increased activity in both residential and commercial construction, and in the petrochemical market. For our California educational business, although the opportunity flow has been favorable, it is not to the level of the past few years. We feel this is directly related to a number of school districts waiting for the passage of a state-wide facilities bond measure for modernization funding later this year and then moving their projects forward in 2007. However, we are continuing to book classroom orders for 2006 and expect to capture a number of additional opportunities still pending. At this time, we believe the outlook for a November 2006 California facilities bond measure to support the ongoing need to modernize schools is very promising for a number of reasons, including bi-partisan support in the legislature. The passage of this bond measure for modernization should support increased classroom ordering activity in 2007 and 2008.
    "While we've seen higher selling and administrative expenses as compared to a year ago, including the non-cash expensing of stock options, a significant portion relates to the increased business levels and size of the Company today. We are more fully staffed entering 2006 as we filled a number of key positions in operations, corporate administration and IT during 2005 to support our growth needs. Additionally, in the first quarter we experienced higher salary and benefit costs, and higher commissions from increased booking levels.
    "Finally, as we look at our businesses today, we continue to expect favorable rental revenue growth for both our electronic test equipment and modular building business year over year, and reconfirm our earnings guidance range for 2006 of $1.50 to $1.60 per diluted share."

    FIRST QUARTER 2006 HIGHLIGHTS (AS COMPARED TO FIRST QUARTER 2005)

    -- Rental revenues increased 10% to $39.7 million. Within rental revenues, Mobile Modular increased 13% from $19.0 million to $21.4 million; TRS-RenTelco increased 8% from $16.9 million to $18.3 million.

    -- Sales revenues decreased 4% to $10.5 million, resulting from lower sales volume at TRS-RenTelco and Enviroplex, offset by higher sales volume by Mobile Modular. Lower sales volume combined with a lower gross margin percentage, 30.2% in 2006 compared to 31.1% in 2005, resulted in a gross profit decrease of $0.2 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

    -- Depreciation of rental equipment decreased 6% to $10.9 million, with Mobile Modular increasing 16% to $2.5 million from $2.2 million in 2005, and TRS-RenTelco decreasing 11% to $8.3 million from $9.4 million in 2005. The TRS-RenTelco decrease was due to the determination in April 2005 to extend the useful lives on two models of test equipment (quarterly impact of $0.6 million), the selling of underutilized equipment and rental equipment becoming fully depreciated, offset by new equipment purchases.

    -- Debt increased $13.3 million during the quarter to $176.5 million, with the Company's total liabilities to equity ratio decreasing from 1.73 to 1 at December 31, 2005 to 1.68 to 1 as of March 31, 2006. As of March 31, 2006, the Company, under its lines of credit, had capacity to borrow an additional $78.5 million.

    -- Dividend rate increased 14% to $0.16 per share for the first quarter 2006, as compared to $0.14 per share for the first quarter of 2005. On an annualized basis, this dividend represents a 2.4% yield on the May 3, 2006 close price of $26.38.

    It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company reconfirms its 2006 full-year earnings per share to be in a range of $1.50 to $1.60 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of May 4, 2006. Actual 2006 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONFERENCE CALL NOTE: As previously announced in its press release of April 6, 2006, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 4, 2006 to discuss the first quarter 2006 results. To participate in the teleconference, dial 1-800-218-4007 (in the U.S.), or 1-303-262-2131 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11057700.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include our belief of improving market conditions for our TRS-RenTelco business, including the increased demand for our test equipment, our expectation that the great majority of the Mobile Modular orders we shipped in the second half of 2005 will provide a full 12 months of rental revenues in 2006, our hope that the business activity levels for our electronics business in 2006 will be stronger than 2005, our expectation that in Florida, strong student population growth, the ongoing implementation of class size reduction, and our hybrid classroom product will continue to support favorable growth for Mobile Modular in that market, our expectation that school districts will be required to meet class size limits at the school level for the 2006-2007 school year and at the individual classroom level in the 2008-2009 school year and that these class size reduction statutes could have a very favorable impact on market demand for modular classrooms, our expectation that there are a number of opportunities pending in California in 2006 for our classroom business, our expectation that if we close a high percentage of these opportunities, our utilization and rental revenue levels for our classroom business will be impacted favorably, our view that the outlook for a November 2006 California facilities bond measure to support the ongoing need to modernize schools is very promising, and that if the bond measure is passed, it would support increased classroom ordering activity in 2007 and 2008, our expectation regarding the 2006 annual dividend yield, our expectation regarding favorable rental revenue growth for both our electronic test equipment and modular building business year over year, and our 2006 full-year earnings per share guidance. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.



                           MCGRATH RENTCORP
                   CONSOLIDATED STATEMENTS OF INCOME
                              (UNAUDITED)
----------------------------------------------------------------------
                                                       Three Months
                                                       Ended March 31,
                                                     -----------------
(in thousands, except per share amounts)               2006     2005
---------------------------------------------------- -------- --------
REVENUES
----------------------------------------------------
  Rental                                             $39,671  $35,959
  Rental Related Services                              7,067    5,275
                                                     -------- --------
    Rental Operations                                 46,738   41,234
  Sales                                               10,498   10,972
  Other                                                  620      732
                                                     -------- --------
          Total Revenues                              57,856   52,938
                                                     -------- --------

COSTS AND EXPENSES
----------------------------------------------------
  Direct Costs of Rental Operations:
    Depreciation of Rental Equipment                  10,858   11,565
    Rental Related Services                            4,960    3,571
    Other                                              8,006    7,245
                                                     -------- --------
          Total Direct Costs of Rental Operations     23,824   22,381
  Costs of Sales                                       7,329    7,564
                                                     -------- --------
          Total Costs                                 31,153   29,945
                                                     -------- --------
             Gross Profit                             26,703   22,993
  Selling and Administrative                          11,554    9,561
                                                     -------- --------
    Income from Operations                            15,149   13,432
  Interest                                             2,353    1,719
                                                     -------- --------
    Income Before Provision for Income Taxes          12,796   11,713
  Provision for Income Taxes                           4,991    4,451
                                                     -------- --------
    Income Before Minority Interest                    7,805    7,262
  Minority Interest in Income (Loss) of Subsidiary       (32)      85
                                                     -------- --------
     Net Income                                      $ 7,837  $ 7,177
                                                     ======== ========
Earnings Per Share:
  Basic                                              $  0.32  $  0.29
  Diluted                                            $  0.31  $  0.29
Shares Used in Per Share Calculation:
  Basic                                               24,866   24,572
  Diluted                                             25,604   25,147



                           MCGRATH RENTCORP
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)
----------------------------------------------------------------------
                                               March 31,  December 31,
                                               ---------- ------------
(in thousands)                                    2006        2005
---------------------------------------------- ---------- ------------

ASSETS
----------------------------------------------
Cash                                           $     723    $     276
Accounts Receivable, net of allowance for
 doubtful accounts of $1,000 in 2006 and 2005     51,084       63,702

Rental Equipment, at cost:
  Relocatable Modular Buildings                  428,197      408,227
  Electronic Test Equipment                      161,053      154,708
                                               ----------   ----------
                                                 589,250      562,935
  Less Accumulated Depreciation                 (163,762)    (156,502)
                                               ----------   ----------
  Rental Equipment, net                          425,488      406,433
                                               ----------   ----------

Property, Plant and Equipment, net                56,042       56,008
Prepaid Expenses and Other Assets                 15,276       16,019
                                               ----------   ----------
     Total Assets                              $ 548,613    $ 542,438
                                               ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------
Liabilities:
  Notes Payable                                $ 176,500    $ 163,232
  Accounts Payable and Accrued Liabilities        44,005       51,690
  Deferred Income                                 20,460       27,410
  Minority Interest in Subsidiary                  3,168        3,199
  Deferred Income Taxes, net                      99,497       98,438
                                               ----------   ----------
     Total Liabilities                           343,630      343,969
                                               ----------   ----------

Shareholders' Equity:
  Common Stock, no par value -
    Authorized -- 40,000 shares
    Issued and Outstanding --  24,950 shares
     in 2006 and 24,832 shares in 2005            28,892       26,224
  Retained Earnings                              176,091      172,245
                                               ----------   ----------
     Total Shareholders' Equity                  204,983      198,469
                                               ----------   ----------
     Total Liabilities and Shareholders'
      Equity                                   $ 548,613    $ 542,438
                                               ==========   ==========



                           MCGRATH RENTCORP
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (UNAUDITED)
----------------------------------------------------------------------
                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
(in thousands)                                       2006      2005
-------------------------------------------------- --------- ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
--------------------------------------------------
  Net Income                                       $  7,837  $  7,177
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
     Depreciation                                    11,384    12,139
     Provision for Doubtful Accounts                     70        43
          Noncash Stock Compensation                    830        --
     Gain on Sale of Rental Equipment                (2,489)   (1,760)
     Change In:
       Accounts Receivable                           12,548     2,692
       Prepaid Expenses and Other Assets                743       281
       Accounts Payable and Accrued Liabilities      (1,293)     (400)
       Deferred Income                               (6,950)   (5,187)
       Deferred Income Taxes                          1,059     3,796
                                                   --------- ---------
          Net Cash Provided by Operating
           Activities                                23,739    18,781
                                                   --------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
--------------------------------------------------
  Purchase of Rental Equipment                      (39,855)  (27,877)
  Purchase of Property, Plant and Equipment            (560)     (307)
  Proceeds from Sale of Rental Equipment              5,497     6,807
                                                   --------- ---------
          Net Cash Used in Investing Activities     (34,918)  (21,377)
                                                   --------- ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
--------------------------------------------------
  Net Borrowings Under Bank Lines of Credit          13,268     4,788
  Proceeds from the Exercise of Stock Options, net    1,256       771
  Excess Tax Benefit from Exercise and
   Disqualifying Disposition of Stock Options           582       187
  Payment of Dividends                               (3,480)   (2,700)
                                                   --------- ---------
          Net Cash Provided by Financing
           Activities                                11,626     3,046
                                                   --------- ---------

          Net Increase in Cash                          447       450
Cash Balance, beginning of period                       276       189
                                                   --------- ---------
Cash Balance, end of period                        $    723  $    639
                                                   ========= =========

Interest Paid, during the period                   $  1,502  $  1,033
                                                   ========= =========
Income Taxes Paid, during the period               $  3,349  $    570
                                                   ========= =========
Dividends Declared, not yet paid                   $  3,992  $  3,446
                                                   ========= =========
Rental Equipment Acquisitions, not yet paid        $  7,758  $  7,429
                                                   ========= =========



Mobile Modular -- Q1 2006 compared to Q1 2005 (Unaudited)
----------------------------------------------------------------------
(dollar amounts in thousands)        Three Months Ended     Increase
                                          March 31,         (Decrease)
                                     -------------------   -----------
                                       2006      2005         $     %
                                     --------- ---------   ------- ---
Revenues
------------------------------------
Rental Revenues                      $ 21,408  $ 19,026    $2,382  13%
Rental Related Services                 6,766     4,968     1,798  36%
                                     --------- ---------   -------
   Rental Operations                   28,174    23,994     4,180  17%
Sales                                   4,763     2,596     2,167  83%
Other                                     183       139        44  32%
                                     --------- ---------   -------
Total Revenues                       $ 33,120  $ 26,729    $6,391  24%
                                     --------- ---------   -------

Gross Profit
------------------------------------
Rental Revenues                      $ 13,376  $ 12,372    $1,004   8%
Rental Related Services                 2,238     1,641       597  36%
                                     --------- ---------   -------
   Rental Operations                   15,614    14,013     1,601  11%
Sales                                   1,342       957       385  40%
Other                                     183       139        44  32%
                                     --------- ---------   -------
Total Gross Profit                   $ 17,139  $ 15,109    $2,030  13%
                                     --------- ---------   -------
                                     --------- ---------   -------
Pre-tax Income                       $  9,063  $  9,293    $ (230) -2%
                                     --------- ---------   -------

Other Information
------------------------------------
Depreciation of Rental Equipment     $  2,520  $  2,164   $   356  16%
Interest Expense Allocation             1,746     1,212       534  44%

Average Rental Equipment (1)         $368,563  $323,373   $45,190  14%
Average Rental Equipment on Rent (1)  305,225   276,977    28,248  10%
Average Monthly Total Yield (2)          1.94%     1.96%           -1%
Average Utilization (3)                  82.8%     85.7%           -3%
Average Monthly Rental Rate (4)          2.34%     2.29%            2%

Period End Rental Equipment (1)      $369,530  $325,050   $44,480  14%
Period End Utilization (3)               82.1%     85.3%           -4%
Period End Floors (1)                  23,269    20,979     2,290  11%
------------------------------------ --------- ---------- -------- ---

(1) Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

(2) Average Monthly Total Yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

(3) Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average utilization for the period is calculated using the average costs of the rental equipment.

(4) Average Monthly Rental Rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.



TRS-RenTelco Segment -- Q1 2006 compared to Q1 2005 (Unaudited)
----------------------------------------------------------------------
(dollar amounts in thousands)       Three Months Ended    Increase
                                         March 31,        (Decrease)
                                    ------------------- --------------
                                       2006     2005       $       %
                                    --------- --------- -------- -----
Revenues
-----------------------------------
Rental Revenues                     $ 18,263  $ 16,933  $ 1,330     8%
Rental Related Services                  301       307       (6)   -2%
                                    --------- --------- --------
   Rental Operations                  18,564    17,240    1,324     8%
Sales                                  4,479     6,084   (1,605)  -26%
Other                                    437       593     (156)  -26%
                                    --------- --------- --------
Total Revenues                      $ 23,480  $ 23,917  $  (437)   -2%
                                    --------- --------- --------

Gross Profit
-----------------------------------
Rental Revenues                     $  7,431  $  4,777  $ 2,654    56%
Rental Related Services                 (131)       63     (194) -308%
                                    --------- --------- --------
   Rental Operations                   7,300     4,840    2,460    51%
Sales                                  1,714     1,492      222    15%
Other                                    437       593     (156)  -26%
                                    --------- --------- --------
Total Gross Profit                  $  9,451  $  6,925  $ 2,526    36%
                                    --------- --------- --------
                                    --------- --------- --------
Pre-tax Income                      $  3,992  $  1,936  $ 2,056   106%
                                    --------- --------- --------

Other Information
-----------------------------------
Depreciation of Rental Equipment    $  8,338  $  9,401  $(1,063)  -11%
Interest Expense Allocation              718       572      146    26%

Average Rental Equipment (1)        $156,687  $149,480  $ 7,207     5%
Average Rental Equipment on Rent(1) $108,833  $ 92,029  $16,804    18%
Average Monthly Total Yield (2)         3.89%     3.78%             3%
Average Utilization (3)                 69.5%     61.6%            13%
Average Monthly Rental Rate (4)         5.59%     6.13%            -9%

Period End Rental Equipment (1)     $159,460  $148,960  $10,500     7%
Period End Utilization (3)              70.6%     61.6%            15%
----------------------------------- --------- --------- -------- -----

(1) Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

(2) Average Monthly Total Yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

(3) Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

(4) Average Monthly Rental Rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.

    CONTACT: McGrath RentCorp
             Keith E. Pratt, 925-606-9200